Exhibit 99.1

Innoviva Reports Fourth Quarter and Full Year 2024 Financial Results; Highlights Recent Company Progress

Core royalty platform continues to deliver with GSK royalties of $66.0 million for the fourth quarter and $255.6 million for the full year

Innoviva Specialty Therapeutics achieved U.S. net product sales of $24.9 million for the fourth quarter and $80.9 million for the full year, reflecting 47% year-over-year growth

Therapeutics platform strengthened with acquisition of exclusive U.S. commercialization and distribution rights to ZEVTERA® (ceftobiprole), launching mid-2025

BURLINGAME, Calif. – February 26, 2025 – Innoviva, Inc. (NASDAQ: INVA) (“Innoviva” or the “Company”), a diversified holding company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets, today reported financial results for the fourth quarter and full year ended December 31, 2024, and highlighted select corporate progress and achievements.

Pavel Raifeld, Chief Executive Officer of Innoviva, said: “2024 was an exceptional year for Innoviva. Our core royalty portfolio and therapeutics business both delivered strong year-over-year revenue growth. The excellent performance of IST in 2024 – including revenue growth, new product acquisition through partnership, and significant pipeline progress – is a clear validation of our strategy to build a leading commercial business in critical care and infectious disease.”

Mr. Raifeld continued, “In 2024, IST’s revenue growth was driven by the successful launch of XACDURO® and a renewed commercial strategy unlocking new opportunities for GIAPREZA®. Additionally, both XACDURO® and XERAVA® received favorable guidelines placement, which has helped increase access to patients. We also added a fourth approved product to our leverageable commercial infrastructure by licensing ZEVTERA® in the U.S., showcasing both our potential to be a preferred commercial partner and the value creation opportunities enabled by the strength of our operating platform.”

“Looking ahead, we anticipate another strong year in 2025 highlighted by an NDA submission for zoliflodacin, the launch of ZEVTERA® in mid-2025, and continued growth of our marketed products, with U.S. net product sales forecasted to exceed $100 million. Backed by nearly $400 million cash and receivables, Innoviva is a well-capitalized company focused on continued value creation through disciplined capital deployment and operational excellence,” concluded Mr. Raifeld.

Financial Highlights

•	Royalty revenue: Fourth quarter 2024 gross royalty revenue from Glaxo Group Limited (“GSK”) was $66.0 million and full year was $255.6 million, compared to $69.6 million for the fourth quarter of 2023 and $252.7 million for the full year 2023.

•	Net Product Sales: Fourth quarter 2024 net product sales were $28.9 million, which included U.S. net product sales of $24.9 million, compared to $19.7 million for the fourth quarter of 2023, and ex-U.S. net product sales of $4.0 million. U.S. net product sales consisted of $15.9 million from GIAPREZA®, $3.1 million from XERAVA®, and $5.9 million from XACDURO®. Full year 2024 net product sales were $97.5 million, which included U.S. net product sales of $80.9 million, compared to $55.1 million for full year 2023, and ex-U.S. net product sales of $16.6 million. U.S. net product sales consisted of $53.4 million from GIAPREZA®, $12.8 million from XERAVA®, and $14.7 million from XACDURO®.

•	License revenue: Fourth quarter 2024 license revenue of $0.4 million included product development cost-sharing reimbursements from our partner. Full year 2024 license revenue of $19.5 million consisted of an $8.0 million milestone payment and $11.5 million cost-sharing reimbursements, compared to $11.0 million milestone payments in full year 2023.

•	Equity and long-term investments: Fourth quarter and full year 2024 changes in fair values of equity and long-term investments of $19.6 million and $123.4 million, respectively, were primarily attributable to share price depreciation of Armata Pharmaceuticals and other equity investments.

•	Net income: Fourth quarter 2024 net income of $20.3 million ($0.32 basic earnings per share) and full year 2024 net income of $23.4 million ($0.37 basic earnings per share) were driven primarily by higher revenue, offset by the negative impact of changes in the fair values of equity investments.

•	Cash and cash equivalents: Totaled $305.0 million. Royalty and net product sales receivables totaled $86.4 million as of December 31, 2024.

Key Business and R&D Highlights

•	ZEVTERA® (ceftobiprole): an advanced-generation cephalosporin antibiotic that is approved in the U.S. for three specific treatment indications. ZEVTERA® is the only FDA-approved methicillin-resistant Staphylococcus aureus (MRSA) cephalosporin antibiotic for treating adult patients with Staphylococcus aureus bloodstream infections (bacteremia) (SAB) and endocarditis. ZEVTERA® is indicated for the treatment of adult patients with SAB, including right-sided infective endocarditis, adult patients with acute bacterial skin and skin structure infections (ABSSSI) and for adult and pediatric patients (3 months to less than 18 years old) with community-acquired bacterial pneumonia (CABP).

o	In the fourth quarter of 2024, Innoviva licensed U.S. commercialization and distribution rights to ZEVTERA® from Basilea Pharmaceutica Ltd, Allschwil (SIX: BSLN).

o	The Company anticipates launching ZEVTERA® in the U.S. in mid-2025.

•	Zoliflodacin: a potential first-in-class, single dose, oral antibiotic is currently being developed in partnership with The Global Antibiotic Research & Development Partnership ("GARDP") for the treatment of patients with uncomplicated gonorrhea.

o	In 2024, the Company reported positive Phase 3 data for zoliflodacin, in which a single dose of oral zoliflodacin achieved a statistically non-inferior microbiological cure rate compared to the current global standard of care. Oral zoliflodacin was generally well tolerated and emergent adverse events were comparable between treatment arms. No deaths or other serious adverse events were reported.

o	The Company remains on track to submit the zoliflodacin NDA to the U.S. FDA in early 2025.

•	XACDURO® (sulbactam for injection; durlobactam for injection), co-packaged for intravenous use: a targeted antibacterial treatment for patients with hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia (HABP/VABP) caused by susceptible isolates of Acinetobacter baumannii-calcoaceticus complex.

o	XACDURO® was approved in China by the National Medical Products Administration for use in Chinese patients 18 years of age and older in May 2024.

o	In July, XACDURO® was named as the preferred agent for the treatment of Carbapenem-resistant Acinetobacter baumannii infections, in combination with a carbapenem, in the updated 2024 IDSA treatment guidance.

o	In August, XACDURO® was nominated for the prestigious Prix Galien USA award for Best Biotechnology Product.

Update on Strategic Healthcare Assets

•	Our portfolio of strategic assets under the Company’s various subsidiaries was valued at $501.5 million as of December 31, 2024. In the fourth quarter 2024, we continued to support product developments and invested $10.9 million in Gate Neurosciences, Inc., a leader in developing precision medicines targeting synaptic health.

About Innoviva

Innoviva is a diversified holding company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”). Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva’s other innovative healthcare assets include infectious disease and critical care assets stemming from acquisitions of Entasis Therapeutics, including XACDURO® (sulbactam for injection; durlobactam for injection), co-packaged for intravenous use approved for the treatment of adults with hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia caused by susceptible strains of Acinetobacter baumannii-calcoaceticus complex and the investigational zoliflodacin currently being developed for the treatment of uncomplicated gonorrhea, and La Jolla Pharmaceutical Company, including GIAPREZA® (angiotensin II), approved to increase blood pressure in adults with septic or other distributive shock and XERAVA® (eravacycline) for the treatment of complicated intra-abdominal infections in adults. On December 14, 2024, Innoviva entered into an exclusive distribution and license agreement with Basilea Pharmaceutica Ltd, Allschwil for the commercialization of ZEVTERA® (ceftobiprole), an advanced-generation cephalosporin antibiotic, in the U.S.

ANORO®, RELVAR® and BREO® are trademarks of the GSK group of companies. ZEVTERA® is a trademark of Basilea Pharmaceutica Ltd, Allschwil.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®, GIAPREZA®, XERAVA®, XACDURO® and ZEVTERA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the impact of the novel coronavirus (“COVID-19”); the timing, manner and amount of capital deployment, including potential capital returns to stockholders; and risks related to the Company’s growth strategy. Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Royalty revenue, net (1)	$62,520	$66,165	$241,733	$238,846
Net product sales	28,935	19,675	97,492	60,617
License Revenue	351	-	19,486	11,000
Total revenue	91,806	85,840	358,711	310,463
Expenses:
Cost of products sold (inclusive of amortization of inventory fair value adjustments)	7,165	13,130	36,598	41,040
Cost of license revenue	-	-	-	1,600
Selling, general and administrative	31,326	26,319	115,690	98,232
Research and development	3,665	2,356	13,654	33,922
Amortization of acquired intangible assets	6,511	6,510	25,902	21,784
Changes in fair values of equity method investments, net	21,256	(9,506)	64,253	(77,392)
Changes in fair values of equity and long-term investments, net	(1,666)	(16,016)	59,161	(11,129)
Interest and dividend income	(5,768)	(4,786)	(19,141)	(15,818)
Interest expense	4,749	5,952	22,209	19,157
Other expense (income), net	(126)	680	2,997	4,969
Total expenses	67,112	24,639	321,323	116,365
Income before income taxes	24,694	61,201	37,388	194,098
Income tax expense	4,362	(330)	13,996	14,376
Net income	20,332	61,531	23,392	179,722

Net income per share
Basic net income per share attributable to Innoviva stockholders	$0.32	$0.97	$0.37	$2.75
Diluted net income per share attributable to Innoviva stockholders	$0.26	$0.76	$0.36	$2.20

Shares used to compute basic net income per share	62,626	63,710	62,726	65,435
Shares used to compute diluted net income per share	84,200	84,995	74,187	86,876

(1) Total net revenue is comprised of the following (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Royalties	$65,975	$69,620	$255,556	$252,669
Amortization of capitalized fees	(3,455)	(3,455)	(13,823)	(13,823)
Royalty revenue, net	$62,520	$66,165	$241,733	$238,846

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$304,964	$193,513
Royalty and product sale receivables	86,366	84,075
Inventory, net	33,725	40,737
Prepaid expense and other current assets	21,719	25,894
Current portion of ISP Fund investments	107,532	-
Property and equipment, net	514	483
Equity and long-term investments	393,957	560,978
Capitalized fees	69,961	83,784
Right-of-use assets	2,453	2,536
Goodwill	17,905	17,905
Intangible assets	208,433	230,335
Deferred tax assets	12,054	-
Other assets	41,477	3,267
Total assets	$1,301,060	$1,243,507

Liabilities and stockholders’ equity
Other current liabilities	$39,507	$33,435
Accrued interest payable	3,422	3,422
Deferred revenues	1,126	1,277
Convertible senior notes, due 2025, net	192,028	191,295
Convertible senior notes, due 2028, net	256,316	254,939
Other long term liabilities	64,275	71,870
Deferred tax liabilities	-	563
Income tax payable - long term	53,227	11,751
Innoviva stockholders’ equity	691,159	674,955
Total liabilities and stockholders’ equity	$1,301,060	$1,243,507

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

(unaudited)

	Year Ended December 31,
	2024	2023
Net cash provided by operating activities	$188,690	$141,064
Net cash used in investing activities	(63,786)	(66,761)
Net cash used in financing activities	(13,453)	(171,839)
Net change	$111,451	$(97,536)
Cash and cash equivalents at beginning of period	193,513	291,049
Cash and cash equivalents at end of period	$304,964	$193,513

Contacts

Innoviva, Inc.

David Patti

Corporate Communications

(908) 421-5971

david.patti@inva.com

Investors and Media:

Argot Partners
(212) 600-1902
innoviva@argotpartners.com